UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2012

Zurvita Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-145898	26-0531863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner Road, Suite 110

Houston, Texas 77024

(Address of principal executive offices and Zip Code)

___________________

713-464-5002

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

On May 8, 2012, Zurvita Holdings, Inc., a Delaware corporation (the “Company”) and The Amacore Group, Inc. (“Amacore”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) whereby the Company purchased Thirty Seven Million Two Hundred Ten Thousand (37,210,000) shares (“Shares”) of the Company’s common stock, par value $0.0001 per share from Amacore. Pursuant to the Purchase Agreement, the Company paid to Amacore a purchase price equal to Three Hundred Thousand Dollars ($300,000).

In connection with the Purchase Agreement, Amacore forgave, terminated, surrendered and cancelled any promissory note or other agreement evidencing the Company’s indebtedness to Amacore in principal and interest equal to Three Hundred Sixty Two Thousand Two Hundred Twenty Six Dollars ($362,226).

Furthermore, in connection with and concurrently with the Purchase Agreement, the Company and Amacore entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”) whereby the Company assigned, sold, conveyed and transferred all of the Company’s right, title and interest in certain intellectual property rights related to the Company’s ZLinked, which intellectual property rights are defined and identified in the Conveyance Agreement (the “Assets”). Pursuant to the Conveyance Agreement, Amacore agreed to assume any and all liabilities and obligations associated with the Assets, regardless of when such liabilities and obligations arose.

The foregoing is not a complete summary of the terms of the Purchase Agreement or the terms of the Conveyance Agreement and reference is made to the complete text of the Purchase Agreement and Conveyance Agreement attached hereto as Exhibits 10.1 and 10.3, respectively.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Securities Purchase Agreement dated May 8, 2012
10.2	Escrow Agreement dated May 8, 2012
10.3	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligation dated May 8, 2012

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SIGNATURES

        In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZURVITA HOLDINGS, INC.

Dated: May 14, 2012	By:	/s/ Jay Shafer
Jay Shafer, Co-Chief Executive Officer

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